Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No.333-203181) on Form S-8 and (No. 333-204687) on Form S-3 of Green Brick Partners, Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements of Green Brick Partners, Inc., and the effectiveness of internal control over financial reporting of Green Brick Partners, Inc., appearing in this Annual Report on Form 10-K of Green Brick Partners, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Dallas, Texas
March 13, 2017